Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-126764) pertaining to Adams Respiratory Therapeutics, Inc. 2005 Long-Term Incentive Plan and Adams Respiratory Therapeutics, Inc. 1999 Long-Term Incentive Plan of our report dated August 18, 2005, with respect to the financial statements and schedule of Adams Respiratory Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ ERNST & YOUNG LLP
New York, New York
September 23, 2005